Exhibit (c)(ii)

TM capital

An M&A International Inc. firm

WILSHIRE

Mergers & Acquisitions • Exclusive Sales & Divestitures • Financings & Recapitalizations • Restructurings & Advisory Services
Presentation to the Special Committee of
the Board of Directors of:
December 2, 2010

20 years | relationship driven investment banking
Table of Contents

     Tab
 Situation Overview  I
 Company Overview  II
 Valuation Analysis   III
 Summary Valuation  IV

20 years | relationship driven investment banking
 TAB I: Situation Overview

20 years | relationship driven investment banking
 ▪ Wilshire Enterprises, Inc. (WLSE: Pink Sheets) plans to effect a reverse split of the Company’s common stock at a ratio of 1 for 500, followed immediately by a forward 500 for 1 split of the common stock, and to provide for payment of $1.00 per share in cash (the “Consideration”) to those stockholders (the “Fractional
 Shareholders”) holding, prior to the reverse stock split, fewer than 500 shares of common stock (the
 “Transaction”)
 ▪ The Company estimates that 3,066 of the approximate 3,283 stockholders of record own fewer than 500 shares
 ▪ After the reverse and forward split, with fractional share repurchases, the Company estimates it will have approximately 217 stockholders of record
 ▪ Once the Company has fewer than 300 stockholders of record, it can terminate its public company reporting status
 ▪ The Company estimates that the Transaction will result in the purchase of approximately 204,357 shares
 ▪ On August 10, 2009 the Company announced the commencement of a tender offer to purchase shares of its common stock. On September 14, 2009, the Company announced that it purchased 4,047,380 shares of its common stock at a purchase price of $2.00 per share.
 • TM Capital provided an opinion to the Company that the $2.00 per share consideration paid to tendering shareholders was fair to such holders from a financial point of view
 ▪ The Company has asked TM Capital to provide an opinion as to whether the Consideration to be received by the Fractional Shareholders, pursuant to the Transaction, is fair to such holders from a financial point of view
Situation Overview

20 years | relationship driven investment banking
Proposed Transaction Rationale
 ▪ Public company costs are high and increasing
 • The costs of complying with the Sarbanes-Oxley Act, increased D&O insurance expenses, audit costs and implementation of related corporate governance reforms have become significant
 • The costs associated with retaining public status, servicing stockholders and continuing public communications remain high
 • The time demands on management and employees associated with public company status are significant
 ▪ Preparing public reports, filings, press releases and Regulation FD compliance
 • Since the Company has relatively few executive personnel, these costs can be material
 • Investor relations and communications with stockholders take management time
 • Stockholders are unable to benefit fully from public company status due to limited liquidity and the Company’s micro-
 cap classification
 ▪ Stockholders are not able to move into, or out of, stock positions without materially impacting the market price
 • The Company is not able to raise capital conventionally in public markets
 • The Company has not been able to attract any significant institutional investor interest in the public equity
 • The Company is not able to effectively use shares for acquisitions
 ▪ Reduced competitive risks with increased focus
 • Management can focus more time on long-term financial results and goals rather than short-term market concerns
 • The Company no longer has to disclose competitive business or other sensitive information

20 years | relationship driven investment banking
Proposed Transaction Rationale
 ▪ A go dark transaction effected via a reverse and then immediate stock split provides multiple benefits
 • Reduces direct and indirect costs
 • Saves management and employee time
 • Small stockholders are able to sell without a commission
 • The cash demands on the Company to accomplish the reverse split are predictable
 ▪ Several negative ramifications affecting shareholders in a “go dark” transaction include:
 • Small shareholders who might want to retain ownership will have their common shares converted into the right to receive cash
 • Liquidity for continuing shareholders will be reduced
 • The Company will cease filing required SEC financial reports resulting in less information available to shareholders

20 years | relationship driven investment banking
TM Capital’s Procedures
 ▪ In performing our analyses, TM Capital has, among other things:
 • Reviewed the Company’s Annual Reports on Form 10-K and related financial information for the years ended
 December 31, 2005 through December 31, 2009
 • Reviewed the Company’s Quarterly Reports on Form 10-Q and the related unaudited financial information for the periods ended March 31, June 30 and September 30, 2010
 • Reviewed the Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Stockholders held on
 December 29, 2009
 • Reviewed a draft of the Company’s proxy statement prepared in connection with the Transaction
 • Reviewed certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company or publicly available
 • Conducted discussions with members of senior management of the Company concerning its business and prospects
 • Reviewed the historical market prices and trading activity of the Company’s common stock
 • Compared certain financial and market information for the Company with that of selected publicly traded companies which we deemed to be relevant
 • Compared the financial terms of the Transaction with those of certain other transactions which we deemed to be relevant
 • Reviewed a property valuation analysis of the Company prepared with the assistance of management
 • Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions
 ▪ Management has confirmed to TM Capital that there is no current intention to pursue a sale of the Company or any of the Company’s continuing properties

 TAB II: Company Overview

TM capital
An M&A International Inc. firm

WILSHIRE

20 years | relationship driven investment banking
Company Overview
 ▪ Wilshire Enterprises, Inc. was founded in 1949 and engages in acquiring, owning and managing real estate properties and real estate related securities in the United States
 ▪ Traded on the Pink Sheets: market capitalization as of November 29, 2010 of $1.4 million
 ▪ Company owns property in three states: Arizona, New Jersey and Texas
 ▪ All properties are managed by MEB Management Services, Inc.
 ▪ Currently serves the multifamily market, retail/office market and condominium market, and has land for potential real estate development
 • The multifamily segment is comprised of five communities with a total of 950 units, averaging 876 square feet per unit
 • The retail/office segment is comprised of one retail center with 66,552 square feet of rentable space and two office buildings with 125,700 square feet of rentable space
 • The condominium segment is comprised of one community with 10 units
 • The undeveloped land segment is comprised of five plots of lands in New Jersey totaling 19 acres

TM capital
An M&A International Inc. firm

	Location	Date Acquired	Year Constructed	Rentable Sq. Ft.	Average Sq. Ft.	No. of Units	Acreage	Unit Occupancy[1]	Sq. Ft. Occupancy[1]	Percent Leased[1]
Apartments:										
Alpine Village	Sussex, NJ	10/29/95	1967/1973	101,724	771	132	14	81%	81%	97%
Summer Creek	San Antonio, TX	03/29/01	1981	142,452	791	180	8	88%	89%	99%
Sunrise Ridge	Tucson, AZ	10/24/97	1980	291,674	858	340	18	91%	91%	96%
Van Buren	Tucson, AZ	06/11/98	1971	81,400	1,163	70	1	96%	96%	101%
Wellington	San Antonio, TX	07/30/98	1970/2003	214,744	942	228	9	90%	91%	100%
Condominiums:										
Jefferson Gardens*	Jefferson, NJ	03/31/94	1963/1973	7,785	—	10	5	90%	92%	—
Office & Retail:										
Amboy Tower*	Perth Amboy, NJ	03/31/98	1929	75,000	—	—	—	39%	43%	—
Red Mountain Center	Mesa, AZ	03/31/94	1986	66,552	—	—	8	26%	33%	—
Tempe Corporate	Tempe, AZ	12/31/92	1985	50,700	—	—	3	62%	65%	—
Land:										
Alpine Village*	Sussex, NJ	10/28/98		—	—	—	1	—	—	—
Alpine Village*	Wantage, NJ	02/16/01		—	—	—	17	—	—	—
Alpine Village, Center St.*	Sussex, NJ	06/13/07		—	—	—	0.5	—	—	—
Alpine Village, Unionville Ave.*	Sussex, NJ	11/26/07		—	—	—	0.2	—	—	—
West Orange*	West Orange, NJ	03/31/94		—	—	—	1	—	—	—

20 years | relationship driven investment banking
Properties Overview
*Classified by the Company as Discontinued Operations
(1) Per September 30, 2010 rent rolls provided by management

TM capital
An M&A International Inc. firm

($ in thousands)	Apartment Unit Type					As of September 30, 2010		LTM Ended September 30, 2010 [1]		
	Studio	1 BR	2 BR	3 BR	Average Rent	Net Book Value	Mortgage Principal	Operating Income	Interest Expense	Capital Expenditures
Apartments:										
Alpine Village	—	48	84	—	$958	$2,851	$4,446	$460	$262	$111
Summer Creek	—	84	96	—	609	4,936	4,505	279	255	380
Sunrise Ridge	—	144	196	—	704	4,644	9,514	1,047	561	69
Van Buren	—	42	28	—	752	1,350	1,867	236	109	1
Wellington	24	60	116	28	667	3,319	3,912	552	231	81
Condominiums:										
Jefferson Gardens*	—	8	2	—	—	—	—	—	—	—
Office & Retail:										
Amboy Tower*	—	—	—	—	—	—	—	—	—	20
Red Mountain Center	—	—	—	—	—	1,315	—	107	—	221
Tempe Corporate	—	—	—	—	—	2,169	3,344	253	177	27
Land:										
Alpine Village*	—	—	—	—	—	—	—	—	—	—
Alpine Village*	—	—	—	—	—	—	—	—	—	—
Alpine Village, Center St.*	—	—	—	—	—	—	—	—	—	—
Alpine Village, Unionville Ave.*	—	—	—	—	—	—	—	—	—	—
West Orange*	—	—	—	—	—	—	—	—	—	—

20 years | relationship driven investment banking
Properties Overview (cont.)
*Classified by the Company as Discontinued Operations
(1) Does not include Discontinued Operations

TM capital
An M&A International Inc. firm

Shareholders	Shares Owned [1]	% of Total Outstanding
Officers & Directors:		
S. Wilzig Izak, Chief Executive Officer & Chairman of the Board	781,701	18.9%
Eric J. Schmertz, Director	27,609	0.7%
Francis J. Elenio, Chief Financial Officer	30,925	0.7%
Milton Donnenberg, Director	21,462	0.5%
Miles Berger, Director	7,500	0.2%
W. Martin Willschick, Director	7,060	0.2%
Total Officers & Directors	876,257	21.2%
Estate of Siggi B. Wilzig	1,660,792	40.1%
Other Outstanding Shares	1,604,050	38.7%
Total Shares Outstanding [2]	4,141,099	100.0%

Total Officers & Directors 21.2%
Other Outstanding Shares 38.7%
Estate of Siggi B. Wilzig 40.1%

20 years | relationship driven investment banking
Stock Ownership Summary
(1) Shares Owned excludes stock options and nonvested restricted shares
(2) Total Shares Outstanding as of November 12, 2010

TM capital
An M&A International Inc. firm

($ and shares in thousands, except per share data)	Fiscal Year Ended December 31,					Nine Months Ended		LTM Ended
	2005	2006	2007	2008	2009	9/30/2009	9/30/2010	9/30/2010
Revenues	$8,186	$8,834	$9,420	$9,203	$8,920	$6,774	$6,524	$8,670
Costs and Expenses:								
Operating Expenses	4,708	5,275	5,863	5,892	5,857	4,303	4,181	5,735
Depreciation Expense	1,215	1,987	1,368	1,188	1,148	858	853	1,143
General and Administrative	3,493	2,475	3,617	3,816	3,865	2,991	1,487	2,361
Costs and Expenses	9,416	9,737	10,848	10,896	10,870	8,152	6,521	9,239
Income (Loss) from Operations	(1,230)	(903)	(1,428)	(1,693)	(1,950)	(1,378)	3	(569)
Other Income	1,541	843	576	227	36	32	11	15
Interest Expense	(1,911)	(1,811)	(1,837)	(1,776)	(1,708)	(1,288)	(1,237)	(1,657)
Loss Before Provision for Income Taxes	(1,600)	(1,871)	(2,689)	(3,242)	(3,622)	(2,634)	(1,223)	(2,211)
Income Tax Benefit	(1,019)	(829)	(1,321)	(1,343)	(1,110)	(960)	(437)	(587)
Income (Loss) from Continuing Operations	(581)	(1,042)	(1,368)	(1,899)	(2,512)	(1,674)	(786)	(1,624)
Discontinued Operations - Real Estate, Net of Taxes	8,577	3,212	176	214	(465)	(309)	(129)	(285)
Discontinued Operations - Oil & Gas, Net of Taxes	(1,105)	115	300	324	218	117	3	104
Net Income (Loss)	$6,891	$2,285	($892)	($1,361)	($2,759)	($1,866)	($912)	($1,805)
Diluted Earnings Per Share	$0.87	$0.29	($0.11)	($0.17)	($0.41)	($0.24)	($0.22)	($0.45)
Weighted Average Shares Outstanding	7,966	8,015	7,922	7,924	6,799	7,753	4,075	4,041

Adjusted EBITDA Calculation:								
Operating Income		($903)	($1,428)	($1,693)	($1,950)	($1,378)	$3	($569)
Plus: Depreciation & Amortization		1,987	1,368	1,188	1,148	858	853	1,143
Plus: Non-recurring General & Administrative Expense [(1)]		557	1,099	1,329	1,151	1,019	114	238
Adjusted EBITDA		$1,641	$1,039	$824	$349	$499	$970	$812

Net Operating Income Calculation:								
Income (Loss) from Continuing Operations	($581)	($1,042)	($1,368)	($1,899)	($2,512)	($1,674)	($786)	($1,624)
Income Tax Benefit	(1,019)	(829)	(1,321)	(1,343)	(1,110)	(960)	(437)	(587)
Interest Expense	1,911	1,811	1,837	1,776	1,708	1,288	1,237	1,657
Other Income	(1,541)	(843)	(576)	(227)	(36)	(32)	(11)	(15)
General and Administrative Income	3,493	2,475	3,617	3,816	3,865	2,991	1,487	2,361
Depreciation Expense	1,215	1,987	1,368	1,188	1,148	858	853	1,143
Net Operating Income	$3,478	$3,559	$3,557	$3,311	$3,063	$2,471	$2,343	$2,935

20 years | relationship driven investment banking
Historical Consolidated Income Statements
(1) See page 10 for a detailed schedule of non-recurring general and administrative expenses

TM capital
An M&A International Inc. firm

($ in thousands)

	Fiscal Year Ended December 31,				Nine Months Ended		LTM Ended
	2006	2007	2008	2009	9/30/2009	9/30/2010	9/30/2010
Legal Fees	$455	$732	$1,150	$953	$753	$265	$466
Threshold = $200/annum	200	200	200	200	150	150	200
Non-recurring Legal Fees	**255**	**532**	**950**	**753**	**603**	**115**	**266**
Outside Services and Consulting	302	241	503	326	309	86	103
Threshold = $100/annum	100	100	100	100	75	75	100
Non-recurring Outside Services	**202**	**141**	**403**	**226**	**234**	**11**	**3**
Shareholders Reports Releases	73	132	59	385	358	11	38
Threshold = $60/annum	60	60	60	60	45	45	60
Non-recurring Shareholder Reports	**13**	**72**	—	**325**	**313**	—	—
Merger Related Costs	—	—	**202**	**20**	**20**	—	—
Legal Fees - Investigation	**87**	**569**	**18**	—	—	—	—
Miscellaneous Expenses - Gateway	**284**	—	—	—	—	—	—
Total Non-recurring G&A Expense	**$839**	**$1,314**	**$1,574**	**$1,324**	**$1,170**	**$126**	**$269**
General & Administrative - GAAP	$2,475	$3,617	$3,816	$3,865	$2,991	$1,487	$2,361
General & Administrative - Adjustment for Discontinued Operations	1,254	709	703	583	442	165	306
Gross General & Administrative	3,729	4,326	4,519	4,448	3,433	1,652	2,667
Total Non-recurring G&A Expense	$839	$1,314	$1,574	$1,324	$1,170	$126	$269
% Allocation to Discontinued Operations	33.6%	16.4%	15.5%	13.1%	12.9%	10.0%	11.5%
Discontinued Operations Reduction	557	1,099	1,329	1,151	1,019	114	238
Adjusted GAAP General & Administrative Expense	**$1,918**	**$2,518**	**$2,487**	**$2,714**	**$1,972**	**$1,373**	**$2,123**

20 years | relationship driven investment banking
Historical Non-recurring General & Administrative Expense

TM capital
An M&A International Inc. firm

($ and shares in thousands, except per share data)

	As of December 31,					As of
	2005	2006	2007	2008	2009	9/30/2010
Assets:						
Cash and Equivalents	$6,081	$9,602	$4,843	$13,023	$4,263	$2,870
Restricted Cash	175	212	257	195	197	175
Marketable Debt Securities	22,006	4,275	7,925	2,000	—	—
Marketable Equity Securities	1,801	1,672	1,432	—	—	—
Accounts Receivable, net	297	235	201	173	181	101
Prepaid Income Taxes & Income Taxes Receivable	1,359	567	1,650	773	1,086	1,706
Deferred Income Taxes	—	—	26	—	—	—
Prepaid Expenses and Other Current Assets	1,929	1,665	1,431	1,329	1,260	1,170
Total Current Assets	33,648	18,228	17,765	17,493	6,987	6,022
Real Estate Properties, net	24,068	23,457	22,528	21,583	20,991	20,702
Real Estate Properties, held for sale, net	20,104	5,230	5,091	4,267	4,269	4,289
Restricted Cash	10,559	—	—	—	—	—
Mortgage Notes and Loans Receivable	123	—	—	—	—	—
Other Assets	413	—	—	—	233	187
Total Assets	$88,915	$46,915	$45,384	$43,343	$32,480	$31,200
Liabilities & Stockholders' Equity:						
Current Portion of Long-Term Debt	$454	$477	$503	$4,378	$572	$597
Accounts Payable	1,340	1,642	1,528	1,342	1,272	1,605
Income Taxes Payable	2,695	81	81	77	90	92
Deferred Income Taxes	99	48	—	—	—	—
Accrued Liabilities	702	330	556	1,066	1,093	349
Deferred Income	105	130	147	87	108	127
Current Liabilities Associated with Disc. Ops.	1,862	480	292	264	166	168
Current Liabilities	7,257	3,188	3,107	7,214	3,301	2,938
Long-Term Debt, less current portion	28,830	28,383	27,861	23,467	27,444	26,990
Deferred Income Taxes	7,466	552	595	597	464	563
Deferred Income	166	138	112	89	71	71
Noncurrent Liabilities Associated with Disc. Ops.	3,344	731	573	—	—	—
Total Liabilities	47,063	32,992	32,248	31,367	31,280	30,562
Total Stockholders' Equity	41,852	13,923	13,136	11,976	1,200	638
Total Liabilities & Stockholders' Equity	$88,915	$46,915	$45,384	$43,343	$32,480	$31,200
Shares Outstanding	7,855	7,916	7,926	7,926	3,878	4,141
Book Value Per Share	$5.33	$1.76	$1.66	$1.51	$0.31	$0.15

20 years | relationship driven investment banking
Historical Consolidated Balance Sheets

TM capital
An M&A International Inc. firm

($ in thousands)

	Fiscal Year Ended December 31,					Nine Months Ended	
	2005	2006	2007	2008	2009	9/30/2009	9/30/2010
Cash Flows from Operating Activities:							
Net Income (Loss)	$6,891	$2,285	($892)	($1,361)	($2,759)	($1,866)	($912)
Adjustments to Reconcile Net Income to Cash Flow from Operations:							
Depreciation and Amortization	1,289	2021	1,368	1,188	1,148	858	853
Bad Debt Expense	—	—	—	—	78	—	—
Stock-Based Compensation Expense	258	235	218	125	78	129	32
Amortization of Mortgage Finance Costs	—	—	56	57	63	48	46
Write Off of Foreign Currency Translation Adjustment	—	—	—	—	—	—	—
Deferred Income Tax (Benefit)	5,612	(6,965)	(31)	28	(133)	(70)	99
Increase (Decrease) in Deferred Income	(27)	(3)	(9)	(83)	3	22	19
Other Expense - Non-Controlling Interest in Joint Venture	185	549	—	—	—	—	—
(Gain) Loss on Sales of Marketable Securities	(134)	—	—	188	—	—	—
Gain on Sales of Real Estate Assets	(16,018)	(7,055)	(1,147)	(1,344)	—	—	—
Gain on Sales of Oil and Gas Properties	—	—	—	—	—	—	—
Changes in Net Working Capital							
(Increase) Decrease in Account Receivable	(108)	62	34	28	(86)	(1)	80
(Increase) Decrease in Prepaid Income Taxes and Income Taxes Receivable	2,393	792	(1,083)	877	(313)	(1,074)	(620)
(Increase) Decrease in Prepaid Expenses and Other Current Assets	(515)	264	178	45	(127)	(376)	90
Increase (Decrease) in Accounts Payable, Accrued Liabilities, and Income Taxes Payable	(2,155)	(3,618)	(64)	294	(128)	(57)	836
Net Cash Provided (Used) by Continuing Operations	(2,329)	(11,433)	(1,372)	42	(2,176)	(2,387)	523
Cash Flows from Investing Activities:							
Net Capital Expenditures - real estate	(2,201)	(3,499)	(882)	(257)	(558)	(221)	(584)
Net Capital Expenditures - oil & gas	—	(5)	—	—	—	—	—
Proceeds from Sales and Redemptions of Marketable Securities	374	—	—	7,257	2,000	2,000	—
Purchase of Mortgage Notes and Loans Receivable	(123)	—	—	—	—	—	—
Proceeds from Mortgage Notes Receivable	1,113	536	—	—	—	—	—
Proceeds from Sales of Real Estate	20,615	22,669	1,729	2,182	—	—	—
Proceeds from Sales of Oil and Gas Properties	—	—	—	—	—	—	—
(Increase) Decrease in Short-Term Marketable Securities	(10,859)	17,731	(3,554)	—	—	—	—
(Increase) Decrease in Restricted Cash	(6,652)	10,522	(45)	62	(2)	(6)	22
Net Cash Provided (Used) by Investing Activities	2,267	47,954	(2,752)	9,244	1,440	1,773	(562)
Cash Flows from Financing Activities:							
Proceeds from Issuance of Debt	400	416	—	—	4,582	4,582	—
Principal Payments of Long-Term Debt	(13,903)	(4,150)	(666)	(1,106)	(4,411)	(4,276)	(429)
Proceeds from Exercise of Stock Options	40	290	33	—	—	—	—
Purchase of Treasury Stock	(357)	(462)	—	—	(8,095)	(8,095)	(925)
Cash Distributions to Non-Controlling Interest of Joint Venture Partner	—	(5,397)	(2)	—	—	—	—
Financing Costs	—	—	—	—	(100)	(100)	—
Payment of Cash Dividend	—	(23,697)	—	—	—	—	—
Net Cash Provided (Used) by Financing Activities	(13,820)	(33,000)	(635)	(1,106)	(8,024)	(7,889)	(1,354)
Net Increase (Decrease) in Cash and Equivalents from Continuing Operations	(13,882)	3,521	(4,759)	8,180	(8,760)	(8,503)	(1,393)
Cash and Equivalents, Beginning	19,963	6,081	9,602	4,843	13,023	13,023	4,263
Cash and Equivalents, Ending	$6,081	$9,602	$4,843	$13,023	$4,263	$4,520	$2,870

20 years | relationship driven investment banking
Historical Consolidated Statement of Cash Flows

TM capital
An M&A International Inc. firm

($ in thousands)	Fiscal Year Ended December 31,					Nine Months Ended		LTM Ended
	2005	2006	2007	2008	2009	9/30/2009	9/30/2010	9/30/2010
Revenues:								
Sunrise Ridge, AZ	$2,435	$2,737	$2,870	$2,732	$2,568	$1,950	$1,939	$2,556
Van Buren Apartments, AZ	584	620	662	655	680	507	513	686
Wellington Estates, TX	1,639	1,736	1,775	1,825	1,824	1,356	1,374	1,842
Alpine Village, NJ	1,163	1,225	1,327	1,394	1,416	1,046	1,009	1,378
Summercreek, TX	1,086	1,069	1,131	1,164	1,175	898	862	1,140
Total Residential Property Revenue	6,907	7,387	7,765	7,770	7,663	5,757	5,697	7,602
Red Mountain Center, AZ	606	643	710	577	464	368	326	422
Tempe Corporate Center, AZ	673	804	945	856	793	648	501	646
Total Commercial Property Revenue	1,279	1,447	1,655	1,433	1,257	1,017	827	1,067
Total Revenue	$8,186	$8,834	$9,420	$9,203	$8,920	$6,774	$6,524	$8,670
Operating Expenses:								
Sunrise Ridge, AZ	$1,277	$1,465	$1,627	$1,619	$1,597	$1,169	$1,082	$1,510
Van Buren Apartments, AZ	387	443	453	433	468	339	321	450
Wellington Estates, TX	1,105	1,151	1,303	1,316	1,283	946	954	1,290
Alpine Village, NJ	633	718	914	927	915	653	656	918
Summercreek, TX	741	795	877	897	880	662	642	860
Total Residential Property Operating Expenses	4,143	4,572	5,174	5,192	5,143	3,769	3,655	5,028
Red Mountain Center, AZ	224	313	300	301	308	225	231	314
Tempe Corporate Center, AZ	341	390	389	399	406	309	296	392
Total Commercial Property Operating Expenses	565	703	689	700	714	534	527	707
Total Operating Expenses	$4,708	$5,275	$5,863	$5,892	$5,857	$4,303	$4,181	$5,735
Net Operating Income:								
Sunrise Ridge, AZ	$1,158	$1,272	$1,243	$1,113	$971	$781	$857	$1,047
Van Buren Apartments, AZ	197	177	209	222	212	168	192	236
Wellington Estates, TX	534	585	472	509	541	410	420	552
Alpine Village, NJ	530	507	413	467	501	393	352	460
Summercreek, TX	345	274	254	267	295	236	220	279
Total Residential Property Net Operating Income	2,764	2,815	2,591	2,578	2,520	1,988	2,042	2,574
Red Mountain Center, AZ	382	330	410	276	156	144	95	107
Tempe Corporate Center, AZ	332	414	556	457	387	339	205	253
Total Commercial Property Net Operating Income	714	744	966	733	543	483	301	361
Total Net Operating Income	$3,478	$3,559	$3,557	$3,311	$3,063	$2,471	$2,343	$2,935
General and Administrative Expense	$3,493	$2,475	$3,617	$3,816	$3,865	$2,991	$1,487	$2,361

20 years | relationship driven investment banking
Selected Historical Data by Property - Continuing Operations

TM capital
An M&A International Inc. firm

$10,000
$9,500
$9,000
$8,500
$8,000
$7,500
$7,000
Revenue
$8,186
$8,834
$9,420
$9,203
$8,920
$8,670
$8,688
$8,650
$8,908
$9,221
$9,441
2005
2006
2007
2008
2009
9/30/2010
2010E
2011P
2012P
2013P
2014P

$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Net Operating Income
$3,478
$3,559
$3,557
$3,311
$3,063
$2,935
$2,977
$2,825
$2,967
$3,161
$3,260
2005
2006
2007
2008
2009
9/30/2010
2010E
2011P
2012P
2013P
2014P

20 years | relationship driven investment banking
Historical and Projected Financial Summary
Revenue
Net Operating Income
($ in thousands)
LTM
LTM

20 years | relationship driven investment banking
 TAB III: Valuation Analysis

TM capital
An M&A International Inc. firm

Valuation Analysis
Trading Overview
Selected Public Companies
Stock Split Premium Analysis
Discounted Cash Flow
Property Sale Analysis

20 years | relationship driven investment banking
Valuation Approaches
 ─Review of current and
 historical trading prices
 and volume of Wilshire
 Enterprises’ common
 stock
 ─“Public Market”
 valuation
 ─Value based on public
 market trading multiples
 of similar multifamily real
 estate investment trusts
 and real estate operating
 companies
 ─“Transaction Specific”
 valuation
 ─Analyzes the premiums
 paid in other
 reverse/forward split
 transactions resulting in
 the company “going dark”
 ─Present value of
 projected free cash flows
 ─Incorporates time value
 and cost of capital
 considerations
 ─Relies on Management
 projections
 ─Value that could
 hypothetically be derived
 from the sale of
 properties and the
 satisfaction of liabilities
 ─Relies on management’s
 guidance

TM capital
An M&A International Inc. firm

Market Data [1]

(Dollars and shares in millions, except per share data)

Ticker Symbol	WLSE	Diluted Earnings per Share	($0.45)
Stock Exchange	Pink Sheets	Price / Earnings Ratio	NM
Closing Price - 11/29/10	$0.35	Book Value per Share	$0.15
Go Dark Offer Price	$1.00	Offer Price / Book Value	6.49x
52 - Week High	$1.80		
52 - Week Low	$0.30	Market Capitalization - PF for Go Dark	$4.1
		Plus: Total Debt	27.6
% of 52 - Week High		Less: Cash & Equivalents	3.0
Current Closing Price	19.4%	Enterprise Value - PF for Go Dark	$28.7
Go Dark Offer	55.6%		
Market Capitalization		EV - PF for Go Dark / LTM EBITDA	35.3x
Current Closing Price	$1.4	EV - PF for Go Dark / LTM NOI	9.8x
Go Dark Offer	$4.1	EV - PF for Go Dark / LTM Revenue	3.3x
Common Shares Outstanding	4.1

20 years | relationship driven investment banking
Summary Market Data - Wilshire Enterprises, Inc.
Source: Capital IQ and management
(1) Balance sheet and income statement data as of the LTM ended September 30, 2010

Closing Price Per Share
$3.00
$2.00
$1.00
—
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov

Monthly Volume (in thousands)
50
40
30
20
10
—
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov

Stock Trading History	
Closing Stock Price - 11/29/10	$0.35
Market Capitalization (in millions)	$1.4
52 - Week High	$1.80
52 - Week Low	$0.30
Average Stock Price:	
30 Day	$0.36
60 Day	$0.37
90 Day	$0.41
120 Day	$0.47
One Year	$0.81
Volume Weighted Average Stock Price:	
30 Day	$0.35
60 Day	$0.37
90 Day	$0.41
120 Day	$0.49
One Year	$0.87
Average Daily Trading Volume:	
30 Day	116
60 Day	559
90 Day	564
120 Day	643
One Year	895

20 years | relationship driven investment banking
Stock Price and Trading Volume History - Since $2 Tender Offer
Expiration
September 4, 2009
Self Tender Expiration
$1.84
Average Monthly Volume:
18,727 shares
Closing Price
November 29, 2010: $0.35
January 27, 2010
Begins Trading on Pink Sheets
$1.31
Source: Capital IQ
Note: Represents common stock traded from September 4, 2009 to November 29, 2010

Closing Price Per Share
$5.00
$4.00
$3.00
$2.00
$1.00
2007
2008
2009
2010

Monthly Volume (in thousands)
700
600
500
400
300
200
100
2007
2008
2009
2010

Stock Trading History	
Closing Stock Price - 11/29/10	$0.35
Market Capitalization (in millions)	$1.4
52 - Week High	$1.80
52 - Week Low	$0.30
Average Stock Price:	
30 Day	$0.36
60 Day	$0.37
90 Day	$0.41
120 Day	$0.47
One Year	$0.81
Three Year	$1.83
Volume Weighted Average Stock Price:	
30 Day	$0.35
60 Day	$0.37
90 Day	$0.41
120 Day	$0.49
One Year	$0.87
Three Year	$1.89
Average Daily Trading Volume:	
30 Day	116
60 Day	559
90 Day	564
120 Day	643
One Year	895
Three Year	4,569

20 years | relationship driven investment banking
Source: Capital IQ
Note: Represents common stock traded from November 30, 2007 to November 29, 2010
Three Year Stock Price and Trading Volume History
Closing Price
November 29, 2010: $0.35
September 4, 2009
Self Tender Expiration
$1.84
June 16, 2008
NWJ Announces Acquisition
Closing Price June 13, 2008:
$3.34
December 4, 2008
NWJ Agreement Terminated
Closing Price December 3, 2008:
$1.58
April 3, 2009
Settlement Agreement
Closing Price April 2, 2009:
$1.30
Average Monthly Volume:
96,377 shares
January 27, 2010
Begins Trading on Pink Sheets
$1.31

100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
(20.0%)
(40.0%)
(60.0%)
(80.0%)
(100.0%)
36.2%
(78.2%)
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
2009
2010
Wilshire Enterprises, Inc
Publicly Traded Comparable Companies Index

20 years | relationship driven investment banking
Latest Twelve Months Stock Price Performance
Source: Capital IQ
Stock prices from November 30, 2009 to November 29, 2010
Publicly Traded Comparable Companies Index is equally weighted and includes: Apartment Investments & Management Co. (NYSE:AIV), Associated
Estates Realty Corp. (NYSE:AEC), BRE Properties Inc. (NYSE:BRE), Essex Property Trust (NYSE:ESS), First Real Estate Investment Trust of New
Jersey (OTCBB:FREV.S), Home Properties Inc. (NYSE:HME), Mid-America Apartment Communities Inc. (NYSE:MAA), New England Realty
Associates LP (AMEX:NEN), NTS Realty Holding LP (AMEX:NLP), and Post Properties Inc. (NYSE:PPS)

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
—
% of Total Volume
15.4%
36.8%
46.4%
50.8%
71.3%
74.3%
87.2%
100.0%
$0.50
$0.75
$1.00
$1.25
$1.50
$1.75
$2.00
$2.25
Price per Share

Total Shares Traded	311,855
% of Shares Outstanding[(1)]	7.5%

Avg. Daily Volume	690

Price Summary	
Low	$0.30
Mean	$1.03
High	$2.20

20 years | relationship driven investment banking
Shares of Wilshire Enterprises Traded at or Below Analysis -
Since $2 Tender Offer Expiration
Source: Capital IQ
Note: Represents common stock traded from September 4, 2009 to November 29, 2010
(1) Shares outstanding of 4,141,099 as of November 12, 2010 per 10Q for the nine months ended September 30, 2010. Does not include shares issuable upon exercise of stock options

TM capital
An M&A International Inc. firm

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
—
% of Total Volume
1.3%
15.6%
50.7%
68.0%
69.5%
74.5%
86.6%
100.0%
$0.50
$1.00
$1.50
$2.00
$2.50
$3.00
$3.50
$4.00
Price per Share

Total Shares Traded	3,572,928
% of Shares Outstanding[1]	86.3%

Avg. Daily Volume	3,260

Price Summary	
Low	$0.30
Mean	$1.83
High	$3.89

20 years | relationship driven investment banking
Shares of Wilshire Enterprises Traded at or Below Analysis -
Three Year
Source: Capital IQ
Note: Represents common stock traded from November 30, 2007 to November 29, 2010
(1) Shares outstanding of 4,141,099 as of November 12, 2010 per 10Q for the nine months ended September 30, 2010. Does not include shares issuable upon exercise of stock options

20 years | relationship driven investment banking
Selected Public Companies Criteria
 ▪ TM Capital analyzed 10 selected public companies’ operating and valuation statistics in comparison to that of Wilshire Enterprises, Inc.
 ▪ To be included in this analysis, each company had to meet the following criteria:
 • Headquartered in the United States
 • Traded on a United States exchange
 • Real estate holding and operating companies and real estate investment trusts focused on multifamily housing

TM capital
An M&A International Inc. firm

45.0x
30.0x
15.0x
0.0x
15.9x
16.3x
19.8x
20.4x
21.0x
21.1x
20.8x
21.0x
13.5x
13.6x
17.6x
18.2x
18.5x
19.2x
13.9x
14.0x
14.2x
15.2x
20.4x
20.8x
18.1x
18.7x
32.0x
34.4x
35.3x
37.9x
AIV
AEC
BRE
ESS
FREV.S
HME
MAA
NEN
NLP
PPS
Median
WLSE
WLSE Pursuant to Transaction

Ticker	Company	Ticker	Company	
AIV	Apartment Investment & Management Co.	HME	Home Properties Inc.	
AEC	Associated Estates Realty Corp.	MAA	Mid-America Apartment Communities Inc.	EV / LTM EBITDA
BRE	BRE Properties Inc.	NEN	New England Realty Associates LP	EV / Avg. Historical EBITDA
ESS	Essex Property Trust Inc.	NLP	NTS Realty Holdings LP	EV / LTM EBITDA
FREV.S	First Real Estate Investment Trust of New Jersey	PPS	Post Properties Inc.	EV / Avg. Historical EBITDA

20 years | relationship driven investment banking
Analysis of Selected Publicly Traded Companies
Source: Capital IQ and company filings
Note: Historical Average includes latest three fiscal years and latest twelve months
Enterprise Value as of November 29, 2010
(1) Adjusted for non-recurring and unusual items
Enterprise Value / EBITDA Multiples (1)

25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
15.0x 15.6x
15.8x 16.6x
19.1x 18.3x
22.3x 22.2x
13.0x 13.2x
16.2x 16.6x
18.8x 19.5x
21.2x 22.6x
14.9x 16.2x
18.0x 18.3x
17.1x 17.5x
8.9x 8.1x
9.8x 8.9x
AIV
AEC
BRE
ESS
FREV.S
HME
MAA
NEN
NLP
PPS
Median
WLSE
WLSE Pursuant to Transaction

Ticker	Company	Ticker	Company		
AIV	Apartment Investment & Management Co.	HME	Home Properties Inc.		
AEC	Associated Estates Realty Corp.	MAA	Mid-America Apartment Communities Inc.	EV / LTM NOI	
BRE	BRE Properties Inc.	NEN	New England Realty Associates LP	EV / Avg. Historical NOI	
ESS	Essex Property Trust Inc.	NLP	NTS Realty Holdings LP	EV / LTM NOI	
FREV.S	First Real Estate Investment Trust of New Jersey	PPS	Post Properties Inc.	EV / Avg. Historical NOI

20 years | relationship driven investment banking
Analysis of Selected Publicly Traded Companies
Enterprise Value / Net Operating Income (1)
Source: Capital IQ and company filings
Note: Historical Average includes latest three fiscal years and latest twelve months
Enterprise Value as of November 29, 2010
(1) Adjusted for non-recurring and unusual items

TM capital
An M&A International Inc. firm

8.0%
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
1.7%
5.8%
4.5%
4.5%
3.5%
4.5%
3.7%
3.6%
7.1%
7.2%
4.3%
4.8%
4.0%
4.0%
4.2%
4.2%
5.2%
7.2%
2.4%
3.6%
4.1%
4.5%
AIV
AEC
BRE
ESS
FREV.S
HME
MAA
NEN
NLP
PPS
Median

Ticker	Company	Ticker	Company
AIV	Apartment Investment & Management Co.	HME	Home Properties Inc.
AEC	Associated Estates Realty Corp.	MAA	Mid-America Apartment Communities Inc.
BRE	BRE Properties Inc.	NEN	New England Realty Associates LP
ESS	Essex Property Trust Inc.	NLP	NTS Realty Holdings LP
FREV.S	First Real Estate Investment Trust of New Jersey	PPS	Post Properties Inc.

LTM Dividend Yield (dark blue)
Avg. Historical Dividend Yield (light blue)

20 years | relationship driven investment banking
 ▪ Wilshire does not pay a dividend to its shareholders. All of the other publicly traded companies have a dividend yield ranging from 1.7% to 7.2%.
Analysis of Selected Publicly Traded Companies
Source: Capital IQ and company filings
NM = Not Meaningful. Wilshire does not pay a dividend to its shareholders.
Note: LTM dividend yield calculated as the stock price as of November 29, 2010 divided by the cumulative latest twelve months dividend. Average historical dividend yield calculated as the stock price as of November 29, 2010 divided by average annual dividend for 2007, 2008, 2009 and the latest twelve months.
Dividend Yield

TM capital
An M&A International Inc. firm

25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
Jan Mar May Jul Sep Nov Jan Mar May Jul Sep Nov Jan Mar May Jul Sep Nov Jan Mar May Jul Sep Nov
Publicly Traded Comparable Companies Average
Wilshire Enterprises, Inc.

20 years | relationship driven investment banking
2007
2008
2009
2010
Analysis of Selected Publicly Traded Companies
Source: Capital IQ and company filings
Note: EV / NOI for all periods prior to November 2010 calculated by dividing the EV as of the last day of each month by the previous fiscal year’s net operating income.
EV / NOI for November 2010 calculated by dividing the EV as of November 29, 2010 by the NOI for the latest twelve months.
(1) Adjusted for non-recurring and unusual items
Enterprise Value / Net Operating Income
(1)

 ▪ Wilshire has traded on an EV / NOI basis at a 33.3% average discount to the publicly traded comparable companies since January 2007

($ in millions)

Ticker	Company	EBITDA[1] 2007	EBITDA[1] 2008	EBITDA[1] 2009	EBITDA[1] LTM	Market Cap. [2]	Cash	Debt	Pref. Equity & Minority Int.	Enterprise Value	Enterprise Value / EBITDA LTM	Enterprise Value / EBITDA Avg. Historical[3]
AIV	Apartment Investment & Management Co.	$560.2	$550.7	$555.0	$576.2	$2,828.7	$361.4	$5,548.0	$1,131.2	$9,146.4	15.9x	16.3x
AEC	Associated Estates Realty Corp.	51.7	59.9	58.7	59.1	620.5	11.9	560.2	2.8	1,171.5	19.8x	20.4x
BRE	BRE Properties Inc.	210.3	224.9	220.1	218.9	2,774.5	105.8	1,897.8	34.7	4,601.2	21.0x	21.1x
ESS	Essex Property Trust Inc.	259.9	283.1	285.4	278.2	3,463.6	36.3	2,134.1	235.7	5,797.1	20.8x	21.0x
FREV.S	First Real Estate Investment Trust of New Jersey	23.0	24.5	23.7	24.0	118.0	4.7	197.2	13.1	323.6	13.5x	13.6x
HME	Home Properties Inc.	255.4	260.9	267.8	272.4	2,016.7	42.7	2,599.6	224.3	4,797.9	17.6x	18.2x
MAA	Mid-America Apartment Communities Inc.	178.2	187.7	192.3	195.9	2,096.6	102.5	1,611.3	20.0	3,625.4	18.5x	19.2x
NEN	New England Realty Associates LP	15.6	16.2	17.0	16.4	88.4	4.8	145.1	(0.3)	228.4	13.9x	14.0x
NLP	NTS Realty Holdings LP	16.4	17.6	18.5	19.1	44.1	9.9	233.6	4.4	272.2	14.2x	15.2x
PPS	Post Properties Inc.	127.2	128.9	125.2	130.0	1,658.8	16.1	1,014.0	0.7	2,657.4	20.4x	20.8x
High		$560.2	$550.7		$576.2	$3,463.6	$361.4	$5,548.0	$1,131.2	$9,146.4	21.0x	21.1x
Median		$152.7	$158.3		$162.9	$1,837.7	$26.2	$1,312.6	$16.6	$3,141.4	18.1x	18.7x
Low		$15.6	$16.2		$16.4	$44.1	$4.7	$145.1	($0.3)	$228.4	13.5x	13.6x
WLSE	**Wilshire Enterprises Inc.**	**$1.0**	**$0.8**	**$0.3**	**$0.8**	**$1.4**	**$3.0**	**$27.6**	**—**	**$26.0**	**32.0x**	**34.4x**
WLSE	**Wilshire Enterprises Inc. - Pursuant to Transaction**	**$1.0**	**$0.8**	**$0.3**	**$0.8**	**$4.1**	**$3.0**	**$27.6**	**—**	**$28.7**	**35.3x**	**37.9x**

Ticker	Company	Net Operating Income 2007	Net Operating Income 2008	Net Operating Income 2009	Net Operating Income LTM	Enterprise Value	Enterprise Value / NOI LTM	Enterprise Value / NOI Avg. Historical[3]	Dividend Yield LTM	Dividend Yield Avg. Historical[3]
AIV	Apartment Investment & Management Co.	$558.5	$579.6	$594.9	$608.3	$9,146.4	15.0x	15.6x	1.7%	5.8%
AEC	Associated Estates Realty Corp.	62.0	73.6	72.8	74.0	1,171.5	15.8x	16.6x	4.5%	4.5%
BRE	BRE Properties Inc.	255.3	268.3	243.4	240.5	4,601.2	19.1x	18.3x	3.5%	4.5%
ESS	Essex Property Trust Inc.	248.2	270.9	267.4	259.4	5,797.1	22.3x	22.2x	3.7%	3.6%
FREV.S	First Real Estate Investment Trust of New Jersey	23.5	25.0	24.6	24.8	323.6	13.0x	13.2x	7.1%	7.2%
HME	Home Properties Inc.	276.9	286.5	292.3	297.0	4,797.9	16.2x	16.6x	4.3%	4.8%
MAA	Mid-America Apartment Communities Inc.	176.3	186.1	189.3	192.5	3,625.4	18.8x	19.5x	4.0%	4.0%
NEN	New England Realty Associates LP	8.7	9.8	11.2	10.8	228.4	21.2x	22.6x	4.2%	4.2%
NLP	NTS Realty Holdings LP	14.9	16.6	17.5	18.3	272.2	14.9x	16.2x	5.2%	7.2%
PPS	Post Properties Inc.	143.2	145.6	143.6	147.7	2,657.4	18.0x	18.3x	2.4%	3.6%
High		$558.5	$579.6	$594.9	$608.3	$9,146.4	22.3x	22.6x	7.1%	7.2%
Median		$159.8	$165.8	$166.5	$170.1	$3,141.4	17.1x	17.5x	4.1%	4.5%
Low		$8.7	$9.8	$11.2	$10.8	$228.4	13.0x	13.2x	1.7%	3.6%
WLSE	**Wilshire Enterprises Inc.**	**$3.6**	**$3.3**	**$3.1**	**$2.9**	**$26.0**	**8.9x**	**8.1x**	**NA**	**NA**
WLSE	**Wilshire Enterprises Inc. - Pursuant to Transaction**	**$3.6**	**$3.3**	**$3.1**	**$2.9**	**$28.7**	**9.8x**	**8.9x**	**NA**	**NA**

Source: Capital IQ and company filings

20 years | relationship driven investment banking
Analysis of Selected Publicly Traded Companies - Valuation
Data
Enterprise Value as of November 29, 2010
NA = Not Applicable. Wilshire does not pay a dividend to its shareholders.
(1) Adjusted for non-recurring and unusual items
(2) As of November 29, 2010. WLSE market capitalization based on closing price of $0.35 and the 4,141,099 shares outstanding as of November 29, 2010
(3) Historical Average includes latest three fiscal years and latest twelve months

Company Name	Company Description
AIMCO	**Apartment Investment and Management Company (AIMCO)** is a real estate investment manager. The firm engages in the acquisition, ownership, management, and redevelopment of apartment properties. It invests in real estate markets of United States. The firm primarily invests in apartment properties. Apartment Investment and Management was founded on January 10, 1994 and is headquartered in Denver, Colorado.
Associated Estates	**Associated Estates Realty Corporation** operates as a self-administered and self-managed equity real estate investment trust in the United States. It engages in property acquisition, advisory, development, management, disposition, operation, and ownership of multifamily residential units. As of June 30, 2005, it owned or property managed 113 apartment communities in 11 states consisting of 24,203 units. The company has elected to be taxed as a real estate investment trust (REIT) under the Internal Revenue Code. The company would not be taxed on the portion of its income, which is distributed to shareholders, provided it distributes at least 90% of its taxable income. Associated Estates Realty Corp. was founded in 1993 and is headquartered in Richmond Heights, Ohio.
bre	**BRE Properties Inc.**, a real estate investment trust (REIT), engages in the development, acquisition, and management of multifamily apartment communities in the western United States. As of July 19, 2005, the company owned and operated 84 apartment communities totaling 23,826 units in California, Arizona, Washington, and Colorado. It also had 9 other properties in various stages of development and construction consisting of 2,339 units, as well as joint venture interests in 2 additional apartment communities comprising 488 units, as of the above date. The company has elected to be treated as a REIT and would not be subject to federal income tax, if it distributes at least 90% of its taxable income to its shareholders. BRE Properties was founded in 1970 and is headquartered in San Francisco, California.
ESSEX PROPERTY TRUST, INC.	**Essex Property Trust, Inc.**, a real estate investment trust (REIT), engages in the ownership, operation, management, acquisition, development and redevelopment of apartment communities primarily in the West Coast of the United States. It has a 90.9% general partner interest in Essex Portfolio, L.P. As of September 4, 2008, the company owned interests in 133 communities comprising 26,790 units, as well as had 1,658 units in active development. The company has elected to be taxed as a REIT and would not be subject to federal income tax on the portion of its income that is distributed to stockholders. Essex Property Trust was founded in 1971 and is headquartered in Palo Alto, California.
First Real Estate Investment Trust of New Jersey	**First Real Estate Investment Trust of New Jersey**, an equity real estate investment trust, engages in the acquisition, development, construction and holding of real estate properties in New Jersey, Maryland and New York. The company's property portfolio comprises residential apartment communities and commercial properties, which consist of multi and single tenanted properties. As of October 31, 2009, its real estate holdings included 9 apartment buildings or complexes containing 1,075 rentable units; 10 retail and office properties covering approximately 1,265,000 square feet of leasable space comprising 1 tenant store and 2 separate one acre parcels subject to ground leases; and 4 parcels of undeveloped land covering approximately 40.37 acres. First Real Estate Investment Trust has elected to be taxed as a REIT. As a REIT, the company is not subject to federal income tax to the extent that it distributes at least 90% of its taxable income to its shareholders. The company was founded in 1961 and is based in Hackensack, New Jersey.

20 years | relationship driven investment banking
Analysis of Selected Publicly Traded Companies - Descriptions

TM capital
An M&A International Inc. firm

Company Name	Company Description
Home Properties — Where Courtesy & Comfort Count	**Home Properties, Inc.**, a real estate investment trust (REIT), engages in the ownership, operation, acquisition, development, and rehabilitation of apartment communities in the United States. As of December 31, 2007, it operated 125 communities with 38,646 apartment units in the northeast, Mid-Atlantic, and southeast Florida. The company qualifies as a REIT under the Internal Revenue Code. As a REIT, it would not be subject to federal tax to the extent that it distributes at least 90% of its taxable income to its shareholders. The company was founded in 1993 and is based in Rochester, New York.
Mid-America Apartment Communities	**Mid-America Apartment Communities, Inc.**, a real estate investment trust (REIT), engages in acquiring, owning and operating apartment communities primarily in the Sunbelt region of the United States. As of December 31, 2007, Mid-America owned 100% of 137 properties representing 40,248 apartment units. The company qualifies as a REIT under the Internal Revenue Code. As a REIT, it would not be subject to federal income tax to the extent it distributes 90% of taxable income to its shareholders. The company was founded in 1977 and is based in Memphis, Tennessee.
New England Realty Associates Limited Partners	**New England Realty Associates Limited Partnership** engages in the acquisition, development, holding for investment, operation and sale of real estate in the United States. The company owns and operates various residential apartment buildings, condominium units, and commercial properties in Massachusetts and New Hampshire. As of January 25, 2010, it owned 2,269 residential apartment units in 20 residential and mixed-use complexes; 19 condominium units in a residential condominium complex, which is leased to residential tenants; a commercial shopping center in Framingham, Massachusetts; a commercial building in Newton and Brookline, Massachusetts; and mixed-use properties in Boston, Brockton, and Newton, Massachusetts. The company also owned interests in 9 residential and mixed use complexes with a total of 799 residential units, 1 commercial unit, and a parking lot. NewReal, Inc. serves as the general partner of the company. New England Realty Associates was founded in 1977 and is based in Allston, Massachusetts.
NTS	**NTS Realty Holdings Limited Partnership** engages in the development, construction, ownership and operation of multifamily, and commercial and retail real estate properties. As of March 31, 2010, it had 23 properties, including 7 office and business centers, 14 multifamily properties, and 2 retail properties located in Louisville and Lexington, Kentucky; Fort Lauderdale and Orlando, Florida; Indianapolis, Indiana; Memphis and Nashville, Tennessee; Richmond, Virginia; and Atlanta, Georgia. NTS Realty Capital, Inc. and NTS Realty Partners, LLC serve as the general partners of the company. NTS Realty Holdings Limited Partnership is headquartered in Louisville, Kentucky.
Post Properties	**Post Properties, Inc.**, a real estate investments trust (REIT), together with its subsidiaries, engages in the development, ownership and management of multifamily apartment communities in the United States. As of December 31, 2007, the company owned 22,578 apartment units in 63 apartment communities, including 1,747 apartment units in 2 communities held in unconsolidated entities and 2,266 apartment units in 7 communities. It is also developing and selling 535 for-sale condominium homes in 4 communities and converting 349 apartment homes into for-sale condominium homes in 2 communities. The company primarily operates in Atlanta, Georgia; Dallas, Texas; Washington, D.C.; and Tampa, Florida metropolitan areas. Post Properties has elected to be taxed as REIT under the Internal Revenue Code and would not be subject to federal income taxes, if it distributes approximately 90% of its taxable income to its shareholders. The company was founded in 1971 and is based in Atlanta, Georgia.

20 years | relationship driven investment banking
Analysis of Selected Publicly Traded Companies - Descriptions
(cont.)

20 years | relationship driven investment banking
Analysis of Selected Recent Reverse/Forward Split “Go Dark”
Transactions
 ▪ TM Capital analyzed historical reverse/forward stock splits announced by publicly traded companies from January 2007 to November 2010
 ▪ To be included in this analysis, each company had to meet the following criteria:
 • Headquartered in the United States
 • Traded in the United States
 • Announced a reverse stock spilt immediately followed by a forward stock split
 • Purpose of the stock split was to reduce the number of stockholders of records to under 300 in order to terminate its public company reporting status and “go dark”
 • Market capitalization 1 day prior to announcement greater than $1 million
 • Takeout payment price per share greater than $0.25

TM capital
An M&A International Inc. firm

Date Split Announced Intention to Shareholders	Company	Ticker	Industry	Reverse Split Amount	Payment Per Share	% Premium / (Discount) vs. Stock Price Prior to Announcement						Market Cap 1 Day Prior to Announcement	LTM Revenue*
						1 Day	7 Day	30 Day	60 Day	90 Day	120 Day		
7/22/2010	EDCI Holdings Inc	EDCI	Media	1:1,400	$5.00	24.4%	23.8%	42.9%	50.2%	48.4%	52.4%	27.1	187.9
11/13/2009	Green Builders Inc	GRBU	Household Durables	1:500	$0.26	160.0%	126.1%	69.9%	0.0%	(25.7%)	4.0%	2.3	14.5
9/28/2009	Gander Mountain Co	GMTA	Specialty Retail	1:30,000	$5.15	35.2%	32.1%	(4.6%)	(13.7%)	(14.2%)	(12.4%)	92.2	1,080.1
8/26/2009	Boss Holdings Inc	BSHI	Distributors	1:100	$7.65	23.4%	49.7%	49.7%	32.4%	36.6%	45.7%	13.1	51.6
8/12/2009	Zareba Systems Inc	ZRBA	Electrical Equipment	1:250	$5.20	147.6%	147.6%	160.0%	94.0%	160.0%	244.4%	5.2	32.2
8/6/2009	Vivid Learning Systems Inc	VVDL	Software	1:1,000	$0.60	233.3%	233.3%	300.0%	215.8%	172.7%	160.9%	2.4	5.8
5/27/2009	Cuisine Solutions Inc	CUSI	Food Products	1:5,000	$1.30	36.8%	38.3%	85.7%	132.1%	120.3%	100.0%	16.5	80.5
5/5/2009	CallWave Inc	CLWA	Software	1:5,000	$1.15	43.8%	38.6%	69.1%	27.8%	64.3%	94.9%	16.9	16.3
4/3/2009	New Horizons Worldwide Inc	NWRZ	Professional Services	1:25	$1.85	208.3%	146.7%	208.3%	208.3%	164.3%	76.2%	6.9	35.7
2/5/2009	Grill Concepts Inc	GLLC	Hotels, Restaurants and Leisure	1:35	$1.50	130.8%	130.8%	226.1%	130.8%	87.5%	31.6%	5.7	96.6
1/21/2009	Renegy Holdings Inc	RGYH	Independent Power Producers and Energy Traders	1:2,000	$0.74	89.7%	89.8%	138.7%	85.5%	(57.2%)	(69.5%)	2.5	4.9
10/6/2008	Entrx Corp	ENTZ	Building Products	1:500	$0.35	25.0%	66.7%	37.3%	37.3%	34.6%	25.0%	2.1	28.0
9/19/2008	China Direct Industries Inc	CDII	Metals and Mining	1:100	$5.07	16.0%	3.9%	(22.4%)	(30.5%)	(37.1%)	(38.6%)	102.7	235.1
8/25/2008	Computer Horizons Corp	CHZS	IT Services	1:500	$0.30	(9.1%)	(9.1%)	(9.1%)	(9.1%)	(16.7%)	(9.1%)	11.2	178.0
12/21/2007	Jaclyn Inc	JCLY	Textiles, Apparel and Luxury Goods	1:250	$10.21	70.2%	55.9%	67.7%	59.5%	6.9%	10.0%	14.8	151.3
10/4/2007	MedAire Inc	MEDRF	Healthcare Providers and Services	1:5,000	$1.20	27.7%	33.3%	4.8%	15.4%	(4.8%)	14.3%	54.0	30.4
9/28/2007	Lazare Kaplan International Inc	LKII	Textiles, Apparel and Luxury Goods	1:101	$8.06	11.8%	8.9%	3.9%	3.3%	1.8%	(7.4%)	59.5	398.1
6/5/2007	Harold's Stores Inc	HRLSQ	Specialty Retail	1:1,000	$0.30	7.1%	11.1%	50.0%	(28.6%)	(37.5%)	(40.0%)	1.7	87.7
2/12/2007	BNS Holding Inc	BNSS.A	Machinery	1:200	$13.62	0.0%	0.1%	2.8%	18.4%	47.2%	112.8%	41.3	304.3

	1 Day	7 Day	30 Day	60 Day	90 Day	120 Day	Market Cap	LTM Revenue
Median	**35.2%**	**38.6%**	**50.0%**	**32.4%**	**34.6%**	**25.0%**	**$13.1**	**$80.5**
High	**233.3%**	**233.3%**	**300.0%**	**215.8%**	**172.7%**	**244.4%**	**$102.7**	**$1,080.1**
Low	**(9.1%)**	**(9.1%)**	**(22.4%)**	**(30.5%)**	**(57.2%)**	**(69.5%)**	**$1.7**	**$4.9**

20 years | relationship driven investment banking
Analysis of Selected Recent Reverse/Forward Split “Go Dark”
Transactions
Note: Stock split and pricing data per Capital IQ and Bloomberg. LTM revenue per Capital IQ.
Excludes utilities, financials and special purpose acquisition corporations.
* As of announcement day.

TM capital
An M&A International Inc. firm

($ in thousands, except per share data)

After-Tax Free Cash Flow Calculation for Continuing Operations	2010E [1]	2011P	2012P	2013P	2014P
		Year Ending December 31,[1]			
Net Operating Income	$2,977	$2,825	$2,967	$3,161	$3,260
Less: Depreciation and Amortization [1]	(1,118)	(1,097)	(1,092)	(1,030)	(1,000)
Less: Corporate General and Administrative Expense [2]	(2,076)	(1,413)	(1,477)	(1,543)	(1,612)
Unlevered Pre-Tax Income	($216)	$315	$398	$588	$648
Tax Provision [3]	—	126	159	235	259
Unlevered Net Income	($216)	$189	$239	$353	$389
Plus: Depreciation and Amortization	1,118	1,097	1,092	1,030	1,000
Less: Capital Expenditures		(1,214)	(865)	(995)	(558)
Less: Change in Working Capital		(4)	24	29	21
Unlevered After-Tax Cash Flow for Continuing Operations		$69	$490	$417	$852
EBITDA	$901	$1,412	$1,490	$1,618	$1,648

Enterprise Value

NPV of Cash Flow and Terminal Value [4]

Discount Rate [5]	Cap Rate for NOI 9.0%	8.5%	8.0%
12.0%	$24,308	$25,662	$27,185
13.0%	$23,470	$24,776	$26,246
14.0%	$22,668	$23,929	$25,348

Implied Price Per Share

NPV of Cash Flow and Terminal Value

Discount Rate [5]	Cap Rate for NOI 9.0%	8.5%	8.0%
12.0%	($0.06)	$0.27	$0.64
13.0%	($0.26)	$0.06	$0.41
14.0%	($0.45)	($0.15)	$0.19

Operating Working Capital Calculation:

		Year Ending December 31,			
Current Assets:	2010E [6]	2011P	2012P	2013P	2014P
Accounts Receivable, net	$101	$101	$104	$107	$110
Prepaid Expenses and Other Current Assets	1,170	1,165	1,200	1,242	1,271
Total Current Assets (excluding cash)	1,271	1,265	1,303	1,349	1,381
Total Current Liabilities (excluding debt) [7]	2,081	2,072	2,134	2,209	2,261
Working Capital	($810)	($806)	($831)	($860)	($880)
Increase (Decrease) in Working Capital		$4	($24)	($29)	($21)

Total Debt	$27,587
Total Cash	3,045
Net Debt	$24,542
Shares Outstanding	4,141

20 years | relationship driven investment banking
Discounted Cash Flow Analysis
(1) Based on estimates provided by management
(2) Excludes non-recurring general and administrative expense
(3) Assumes an effective tax rate of 40%
(4) Discounted to December 31, 2010
(5) Per Bloomberg, weighted average cost of capital of publicly traded comparable companies was 7.79%, adjusted upwards by approximately 5% to reflect WLSE’s smaller size and limited liquidity
(6) Balance sheet data per quarterly results as of September 30, 2010
(7) Current liabilities includes accounts payable, accrued liabilities and deferred income

TM capital
An M&A International Inc. firm

($ in thousands)

	Net Operating Income LTM Ended 9/30/2010	Assumed Capitalization Rate High	Assumed Capitalization Rate Low	Calculated Value Range Low	Calculated Value Range High
Continuing Properties:					
Residential Properties: (1)					
Sunrise Ridge, AZ	$1,047	9.00%	8.00%	$11,629	$13,083
Van Buren Apartments, AZ	236	9.00%	8.00%	2,622	2,950
Wellington Estates, TX	552	9.00%	8.00%	6,129	6,895
Alpine Village, NJ	460	8.25%	7.25%	5,578	6,348
Summercreek, TX	279	9.00%	8.00%	3,105	3,493
Total Residential Properties	2,574			29,064	32,769
Commercial Properties: (2)					
Red Mountain Center, AZ	107	9.25%	8.25%	1,162	1,303
Tempe Corporate Center, AZ	253	9.25%	8.25%	2,740	3,072
Total Commercial Properties	361			3,902	4,375
Total Continuing Properties	$2,935			$32,965	$37,143

20 years | relationship driven investment banking
Property Sale Analysis
(1) Residential low end capitalization rate assumption per PricewaterhouseCoopers’ Korpacz Real Estate Survey, Third Quarter 2010.
 Average national apartment market capitalization rate of 7.12%. Based on regional differences as detailed in PricewaterhouseCoopers’ Korpacz
 Real Estate Survey, Third Quarter 2010, TM Capital applied a higher capitalization rate to those properties based in Arizona and Texas.
 Average Mid-Atlantic region apartment market capitalization rate of 7.15%.
  Residential high end capitalization rate adjusted to reflect the assumption of a quick property sale and regional location of properties.
(2) Commercial low end capitalization rate assumption per PricewaterhouseCooper’s Korpacz Real Estate Survey, Third Quarter 2010.
 Average national strip shopping center capitalization rate of 8.09%.
 Average national suburban office capitalization rate of 8.40%.
 Commercial high end capitalization rate adjusted to reflect the assumption of a quick property sale and the regional location of properties.

TM Capital arrived at the
capitalization rates utilized
herein based upon published
statistics adjusted for the
location and condition of the
Company’s properties
Comments

TM capital
An M&A International Inc. firm

($ and shares in thousands, except per share amounts)	Valuation Range	
	Low	**High**
Total Continuing Properties	$32,965	$37,143
Discontinued Properties: [1]		
Jefferson Gardens, NJ	$1,000	$1,350
Amboy Tower, NJ	1,500	2,500
Alpine, NJ	500	800
West Orange	300	350
Total Discontinued Properties	3,300	5,000
Total Properties	$36,265	$42,143
Disposition Costs [2]	$1,451	$1,686
Net Property Proceeds	34,815	40,457
Taxes [3]	4,926	7,183
After Tax Property Proceeds	29,889	33,274
Plus: Cash & Equivalents	3,045	3,045
Less: Total Debt	27,587	27,587
Net Proceeds to Equity	5,347	8,732
Present Value Discount [4]	14.0%	12.0%
Adjusted Net Proceeds to Equity	$4,690	$7,797
Shares Outstanding	4,141	4,141
Implied Price Per Share	$1.13	$1.88

20 years | relationship driven investment banking
Property Sale Analysis (cont.)
Note: Liquidation of other assets and liabilities not included in this analysis as the net effect is expected to be immaterial
(1) Liquidation estimates per management guidance
(2) Assumes disposition costs of 4.0%
(3) Assumes a tax basis of $22.5 million and a 40% tax rate
(4) Assumes properties will be sold within one year. For a discussion of assumed cost of capital see page 32.

20 years | relationship driven investment banking
 TAB IV: Summary Valuation

LTM EBITDA
NM
Historical Avg. EBITDA
NM
LTM NOI
$0.10
$1.52
Historical Avg. NOI
$0.68
$2.23
"Go Dark" Transactions
$0.26
$1.17
Discounted Cash Flow
NM
$0.64
Property Sale Analysis
$1.13
$1.88
—
$1.00
$2.00
$3.00
Price Per Share

20 years | relationship driven investment banking
 ▪ TM Capital took the following factors, among others, into consideration in determining the relevant multiples, discount rates and cap rates in valuing Wilshire’s common stock
 ▪ There is limited liquidity in the common stock
 ▪ Wilshire has traded, on average, at a 33% discount on an NOI basis to the comparable publicly traded companies, which we believe reflects Wilshire’s smaller size, relatively higher level of general and administrative expenses and lack of dividend payment
 ▪ Management has confirmed that it has no intention to pursue a sale of the Company or any of the continuing properties which would be required to realize the values implied by the discounted cash flow and property sale analysis
Summary Valuation
Note:  Represents the “Go Dark” offer price of $1.00 per share
NM = Not Meaningful
(1) Price per share ranges from ($3.38) to ($2.59)
(2) Price per share ranges from ($3.37) to ($2.64)
(3) Price per share ranges from ($0.45) to $0.64
Valuation Ranges
(1)
(2)
(3)

TM capital
An M&A International Inc. firm

($ in millions, except per share amounts)

	Wilshire Enterprises Statistic	Low	Mid	High
Selected Public Companies Analysis:				
LTM EBITDA Multiple		**13.0x**	**15.0x**	**17.0x**
Implied Enterprise Value - LTM EBITDA	**$0.8**	$10.6	$12.2	$13.8
Less: Net Debt		24.5	24.5	24.5
Equity Value		(14.0)	(12.4)	(10.7)
Implied Price Per Share		**($3.38)**	**($2.99)**	**($2.59)**
Historical Average EBITDA Multiple		**14.0x**	**16.0x**	**18.0x**
Implied Enterprise Value - Historical Average EBITDA	**$0.8**	$10.6	$12.1	$13.6
Less: Net Debt		24.5	24.5	24.5
Equity Value		(14.0)	(12.4)	(10.9)
Implied Price Per Share		**($3.37)**	**($3.01)**	**($2.64)**
LTM NOI Multiple[1]		**8.5x**	**9.5x**	**10.5x**
Implied Enterprise Value - LTM NOI	**$2.9**	$24.9	$27.9	$30.8
Less: Net Debt		24.5	24.5	24.5
Equity Value		0.4	3.3	6.3
Implied Price Per Share		**$0.10**	**$0.81**	**$1.52**
Historical Average NOI Multiple[1]		**8.5x**	**9.5x**	**10.5x**
Implied Enterprise Value - Historical Average NOI	**$3.2**	$27.3	$30.6	$33.8
Less: Net Debt		24.5	24.5	24.5
Equity Value		2.8	6.0	9.2
Implied Price Per Share		**$0.68**	**$1.45**	**$2.23**
Comparable "Go Dark" Transactions:				
1 Day Premium / (Discount)		(9.1%)	35.2%	233.3%
7 Day Premium / (Discount)		(9.1%)	38.6%	233.3%
30 Day Premium / (Discount)		(22.4%)	50.0%	300.0%
60 Day Premium / (Discount)		(30.5%)	32.4%	215.8%
90 Day Premium / (Discount)		(57.2%)	34.6%	172.7%
120 Day Premium / (Discount)		(69.5%)	25.0%	244.4%
Relevant Statistic[2]		**(26.5%)**	**34.9%**	**233.3%**
Implied Price Per Share[3]		**$0.26**	**$0.47**	**$1.17**
Discounted Cash Flow Analysis:		**Implied Price Per Share**		
	Discount	**Cap Rate for NOI**		
	Rate	**9.0%**	**8.5%**	**8.0%**
	12.0%	($0.06)	$0.27	$0.64
	13.0%	($0.26)	$0.06	$0.41
	14.0%	($0.45)	($0.15)	$0.19
Property Sale Analysis				
Implied Price Per Share		**$1.13**	**$1.51**	**$1.88**

20 years | relationship driven investment banking
Summary Valuation

(1) LTM and Historical Average NOI multiples
 discounted by approximately 33% which
 we believe reflects Wilshire’s smaller size,
 relatively higher level of general and
 administrative expenses and lack of
 dividend payment
(2) Based on the median of premiums /
 (discounts) shown
(3) Based on the closing share price of $0.35
 as of November 29, 2010
Notes